Exhibit 1.1
EXECUTION VERSION
$450,000,000
VERASUN ENERGY CORPORATION
$450,000,000 9 3/8% Senior Notes due 2017
PURCHASE AGREEMENT
May 11, 2007
LEHMAN BROTHERS INC.
MORGAN STANLEY & CO. INCORPORATED
UBS SECURITIES LLC
c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Ladies and Gentlemen:
     VeraSun Energy Corporation, a South Dakota corporation (the “Company”), proposes, upon the terms and conditions set forth herein, to issue and sell to Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, as the initial purchasers (collectively, the “Initial Purchasers”), $450,000,000 in aggregate principal amount of its 9 3/8% Senior Notes due 2017 (the “Notes”).
     The Notes will have terms and provisions that are summarized in the Pricing Disclosure Package (as defined below) and the Offering Memorandum (as defined below). The Notes are to be issued pursuant to an Indenture (the “Indenture”) to be entered into among the Company, the Guarantors (as defined below) and Wells Fargo Bank N.A., as trustee (the “Trustee”). The Company’s obligations under the Notes, including the due and punctual payment of interest on the Notes, will be unconditionally guaranteed (the “Guarantees”) by VeraSun Aurora Corporation, a South Dakota corporation, VeraSun Fort Dodge, LLC, a Delaware limited liability company, VeraSun Charles City, LLC, a Delaware limited liability company, VeraSun Marketing LLC, a Delaware limited liability company, VeraSun Hartley, LLC, a Delaware limited liability company, VeraSun BioDiesel, LLC, a Delaware limited liability company, VeraSun Welcome, LLC, a Delaware limited liability company, VeraSun Granite City, LLC, a Delaware limited liability company, and VeraSun Reynolds, LLC, a Delaware limited liability company (each, a “Guarantor” and collectively, the “Guarantors”). The Notes and the Guarantees thereof are referred to herein as the “Securities.” The Securities will initially be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined below) (the “DTC Agreement”), between the Company and DTC.
     This Agreement, the Indenture, the Notes, the Exchange Notes (as defined below), the Guarantees, the Exchange Guarantees (as defined below) and the Registration Rights Agreement (as defined below) are referred to in this Agreement, collectively, as the “Operative Documents.”

Terms not defined herein shall have the meanings specified in the applicable Operative Document.
     This is to confirm the agreement concerning the purchase of the Securities from the Company and the Guarantors by the Initial Purchasers.
     1. Pricing Disclosure Package and Offering Memorandum. The Securities will be offered and sold (or in the case of the Guarantees, issued) to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) under the Act. The Company and the Guarantors have prepared and delivered to the Initial Purchasers (i) a preliminary offering memorandum dated May 8, 2007 (as may be amended, the “Preliminary Offering Memorandum”) and (ii) a pricing supplement dated as of the date hereof (as may be amended, the “Pricing Supplement”) setting forth information regarding the Company, the Guarantors, the Securities, the Exchange Notes (as defined herein), the Guarantees, the Exchange Guarantees (as defined herein) and the other Operative Documents, each for use by such Initial Purchasers in connection with their solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum and the Pricing Supplement are referred to collectively herein as the “Pricing Disclosure Package.” Promptly after the time this Agreement is executed by the parties hereto, which time shall be 4:00 p.m. New York City time on the date of this Agreement (the “Time of Execution”), the Company and the Guarantors will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Offering Memorandum”).
     It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor, in substitution thereof) shall bear the following legend (along with such other legends as required by the Indenture):
“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (6) PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.”
     The Initial Purchasers have advised the Company and the Guarantors that they will make offers (the “Exempt Resales”) of the Securities purchased by the Initial Purchasers hereunder on the terms and in the manner set forth in the Pricing Disclosure Package and the Offering Memorandum, in each case, as amended or supplemented, solely to (i) persons whom the Initial Purchasers reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act (“QIBs”) purchasing for their own account or for the account of another QIB and (ii) outside the United States to certain persons who are not U.S. persons (as defined in Regulation S under the Act) in offshore transactions in reliance on Regulation S under the Act. Those persons specified in clauses (i) and (ii) are referred to herein as the (“Eligible Purchasers”). The Initial Purchasers will offer the Notes to Eligible Purchasers initially at a purchase price equal to 99.50% of the principal amount thereof. Such price may be changed at any time without notice.
     Holders (including subsequent transferees) of the Securities will have the registration rights set forth in the registration rights agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”) among the Company, the Guarantors and the Initial Purchasers to be dated May 16, 2007 (the “Closing Date”), for so long as such Securities constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree to file with the U.S. Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, (i) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to the Company’s 9 3/8% Senior Notes due 2017 (the “Exchange Notes”) and the Guarantors’ guarantees thereof (the “Exchange Guarantees”, and collectively with the Exchange Notes, the “Exchange Securities”) to be offered in exchange for the Securities, respectively (such offer to exchange being referred to as the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”, and together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Securities and to use their commercially reasonable efforts to cause such Registration Statements to be declared effective.
     2. Representations, Warranties and Agreements of the Company and the Guarantors. The Company and each of the Guarantors, jointly and severally, represent and warrant to and agree with the Initial Purchasers as follows:
          (a) When the Securities are issued and delivered pursuant to this Agreement, such Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities of the Company or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Exchange Act, or that are quoted in a United States automated inter-dealer quotation system.
          (b) Neither the Company nor any of its subsidiaries is, nor after giving effect to the offer and sale of the Securities and the application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Pricing Disclosure

Package and the Offering Memorandum will be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder (the “1940 Act”).
          (c) Assuming the accuracy of the Initial Purchasers’ representations and warranties set forth in Section 3(b) hereof, the offer, sale and resale of the Securities pursuant hereto (including pursuant to the Exempt Resales) will be exempt from the registration requirements of the Act.
          (d) No form of general solicitation or general advertising within the meaning of Regulation D under the Act (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company, the Guarantors or any of their respective representatives (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) in connection with the offer and sale of the Securities contemplated hereby.
          (e) No form of general solicitation or general advertising was used by the Company, the Guarantors or any of their respective representatives (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, any affiliate of the Company and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) have complied with and will implement the “offering restrictions” requirements of Regulation S under the Act in connection with the offering of Securities outside the United States to non-U.S. persons, and in connection therewith, the Pricing Disclosure Package and the Offering Memorandum will contain the disclosure required by Rule 902(g)(2) under the Act. None of the Company, the Guarantors nor any of their respective affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) has taken or will take any action to cause the offering or sale of the Securities to violate any provision of Regulation S under the Act.
          (f) Assuming the accuracy of the Initial Purchasers’ representations and warranties set forth in Section 3(b) hereof, prior to the effectiveness of any Registration Statement, it is not necessary to qualify the Indenture in respect of the Securities under the Trust Indenture Act of 1939, as amended (the “TIA”).
          (g) The sale of the Securities pursuant to Regulation S under the Act is not part of a plan or scheme to evade the registration provisions of the Act.
          (h) Each certificate signed by any officer of the Company or any Guarantor in connection with this Agreement or any other Operative Document and delivered to the Initial Purchasers or counsel for the Initial Purchasers at the closing shall be deemed to be a representation and warranty by the Company or such Guarantor to the Initial Purchasers as to the matters covered thereby.
          (i) The Pricing Disclosure Package and the Offering Memorandum have been prepared by the Company and the Guarantors for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Pricing Disclosure Package or the Offering Memorandum, or any amendment or supplement thereto, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act has been issued and, to the knowledge of the Company or any of the Guarantors, no proceeding for that purpose has commenced or is pending or contemplated.
          (j) The Pricing Disclosure Package, as of the Time of Execution and the Closing Date, and the Offering Memorandum, as of its date and the Closing Date, did not and will not at any time contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the representations and warranties contained in this clause (j) shall not apply to statements in or omissions from the Pricing Disclosure Package and the Offering Memorandum made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by the Initial Purchasers expressly for inclusion therein.
          (k) The statistical and market-related, customer-related and industry-related data and forward looking statements included under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the Pricing Disclosure Package and the Offering Memorandum are based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate in all material respects.
          (l) Each of the Company and its subsidiaries has been duly incorporated or formed, as the case may be, is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as the case may be, in the jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification (except where such failures to qualify or be in good standing are not, either singularly or in the aggregate, material to the Company and its subsidiaries, taken as a whole), and has all corporate or other power and authority necessary to own, lease or hold its properties and to conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum.
          (m) The Company had an authorized and outstanding capitalization as of the date set forth under the heading “Actual” in the section of the Pricing Disclosure Package and the Offering Memorandum entitled “Capitalization”, and, immediately after the issuance of the Securities shall have an authorized and outstanding capitalization as set forth under the heading “As Adjusted” in the section of the Pricing

Disclosure Package and the Offering Memorandum entitled “Capitalization”; and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.
          (n) The entities listed on Schedule II hereto are the only subsidiaries, direct or indirect, of the Company. For purposes of this Agreement, a subsidiary of the Company means any corporation, association or other business entity of which the Company owns or controls, directly or indirectly, more than 50% of the voting power with respect to the election of directors, managers or trustees thereof, and any partnership of which the Company or a subsidiary of the Company is the sole general partner or the managing general partner or of which the only general partners are the Company and one or more of its subsidiaries. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s subsidiaries (i) have been duly authorized and are validly issued, fully paid and non assessable (in the case of any equity interest in a corporation) and (ii) are duly issued and outstanding (in the case of any equity interest in any other entity), and, except as set forth in the Pricing Disclosure Package and the Offering Memorandum, are owned by the Company, directly or indirectly through one or more subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature (each, a “Lien”), other than Liens arising under the Existing Notes and Permitted Liens.
          (o) Each of the Company and the Guarantors has all requisite corporate or other power and authority to enter into the Indenture. The Indenture has been duly and validly authorized by the Company and the Guarantors, and on the Closing Date, will have been validly executed and delivered by the Company and each Guarantor. When the Indenture has been duly executed and delivered by the Company and each Guarantor, the Indenture, assuming due authorization, execution and delivery thereof by the Trustee, will constitute the valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies. On the Closing Date, the Indenture will conform in all material respects to the requirements of the TIA, and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.
          (p) On the Closing Date, the Indenture will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.
          (q) The Company has all requisite corporate power and authority to issue and sell the Notes. The Notes have been duly and validly authorized by the Company and, on the Closing Date, will have been validly executed and delivered by the Company. When the Notes have been duly issued, executed and authenticated in accordance with the terms of the Indenture, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, the Notes will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.
          (r) On the Closing Date, the Notes will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.
          (s) The Company has all requisite corporate power and authority to issue the Exchange Notes. The Exchange Notes have been duly and validly authorized by the Company. When the Exchange Notes are duly issued, executed and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, the Exchange Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.
          (t) Each Guarantor has all requisite corporate or other power and authority to issue the Guarantees. The Guarantees have been duly and validly authorized by each Guarantor and, on the Closing Date, will have been validly executed and delivered by each such Guarantor. When the Guarantees have been duly issued, executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.
          (u) On the Closing Date, the Guarantees will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.
          (v) Each Guarantor has all requisite corporate or other power and authority to issue the Exchange Guarantees. The Exchange Guarantees have been duly and validly authorized by the Guarantors. When the Exchange Guarantees are duly issued, executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, the Exchange Guarantees will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

          (w) Each of the Company and the Guarantors has all requisite corporate or other power and authority to enter into the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company and each Guarantor and, on the Closing Date, will have been duly executed and delivered by the Company and each Guarantor. When the Registration Rights Agreement has been duly executed and delivered by the Company and each Guarantor, the Registration Rights Agreement (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) will constitute the valid and binding agreement of the Company and each Guarantor in accordance with the terms thereof, enforceable against the Company and each Guarantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally, (ii) the availability of equitable remedies and, (iii) as to rights of indemnification and contribution, by principles of public policy.
          (x) On the Closing Date, the Registration Rights Agreement will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum.
          (y) Each of the Company and the Guarantors has all requisite corporate or other power and authority to enter into this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantors.
          (z) The issue and sale of the Notes by the Company and the issuance of the Guarantees by each Guarantor and the execution, delivery, performance and compliance by the Company and each of the Guarantors party thereto with all of the provisions of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter, by-laws or other operating agreement of the Company or any of its subsidiaries, (iii) assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 3(b) of this Agreement and the receipt of the Transaction Approvals (as defined below) violate or conflict with any statute or any order, rule, regulation, judgment or decree of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (iv) result in the imposition or creation of (or the obligation to create or impose ) a Lien under, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective properties or assets is bound (except that, pursuant to the terms of the Existing Notes Indenture upon execution and delivery by VeraSun BioDiesel, LLC of the Guarantees, such Guarantor will be required to guarantee the payment of the Existing Notes and grant liens on certain of its assets as security for the Existing Notes and other Note Obligations referred to in the Existing Notes Indenture) or (v) assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 3(b) of this Agreement, require any consent, approval, authorization or other order of, or filing, registration or qualification with any such court or governmental agency or body, except for the filing of any Registration Statement by the Company with the Commission pursuant to the Act as required by the Registration Rights Agreement, qualification of the Indenture under the TIA in connection with the issuance of the Exchange Securities and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws and foreign securities laws in connection with the purchase and distribution of the Securities by the Initial Purchasers (collectively, the “Transaction Approvals”), except in the case of clauses (i) and (iii) above, such conflicts, violation, breach or defaults which, singularly or in the aggregate, could not reasonably be expected to have a material adverse effect on the condition, financial or other, shareholders’ equity or other ownership interests, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
          (aa) Except as described in the Pricing Disclosure Package and the Offering Memorandum, there are no contracts, agreements or understandings between the Company, any Guarantor and any person granting such person the right to require the Company or any Guarantor to file a registration statement under the Act with respect to any securities of the Company or any Guarantor (other than the Registration Rights Agreement and the Security Agreement among the Company, certain of its subsidiaries and Wells Fargo Bank, N.A. dated December 21, 2005) owned or to be owned by such person or to require the Company or any Guarantor to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by the Company or any Guarantor under the Act.
          (bb) During the six-month period preceding the date of the Offering Memorandum, none of the Company, the Guarantors nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Act) has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder. None of the Company, the Guarantors, nor any of their affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly or through any agent (other than the Initial Purchasers or any affiliate of the Initial Purchasers, as to which no representation is made), sold, offered for sale, contracted to sell, pledged, solicited offers to buy or otherwise disposed of or negotiated in respect of any security (as defined in the Act) that is currently or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Act.
          (cc) The historical consolidated financial statements, together with related schedules and notes forming part of the Pricing Disclosure Package and the Offering Memorandum (and any amendment or supplement thereto), present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its subsidiaries on the basis stated in the Pricing Disclosure Package and the Offering Memorandum at the respective dates or for the respective periods to which they apply; such financial statements and related schedules and notes have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the Pricing Disclosure Package and the Offering Memorandum (and any amendment or supplement thereto) are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.
          (dd) McGladrey & Pullen, LLP, who have audited certain financial statements of the Company, whose report appears in the Pricing Disclosure Package and the Offering Memorandum and who have delivered the initial letters referred to in Section 7(f) hereof, are independent registered public accountants as required by the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board during the periods covered by the financial statements on which they reported contained in the Pricing Disclosure Package and the Offering Memorandum.
          (ee) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good title to all personal property owned by them, in each case free and clear of all Liens, except such Liens as are described in the Pricing Disclosure Package and the Offering Memorandum, Liens securing the Existing Notes and Permitted Liens and such as do not materially affect the value of the property of the Company and its subsidiaries taken as a whole and do not materially interfere with the use made and proposed to be made of such property by the Company or its subsidiaries; and all real property and buildings held under lease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or its subsidiaries.
          (ff) The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective business and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries; and (i) neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance; (ii) there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause or (iii) neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have a Material Adverse Effect.
          (gg) The Company and each of its subsidiaries own or possess and have the right to use all material patents, patent rights, patent applications, know-how

(including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, inventions and licenses (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses, except where the failure to own, possess or have the right to use such Intellectual Property, singularly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have not received any notice of any infringement of or claim of conflict with, and have no reason to believe that the conduct of their respective businesses will conflict with, any such rights of others that could reasonably be expected to have a Material Adverse Effect.
          (hh) There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or to which any property or assets of the Company or any of its subsidiaries is the subject that, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or could materially and adversely affect the ability of the Company or any of its subsidiaries to perform their obligations under any of the Operative Documents, or which are otherwise material in the context of the sale of the Securities or the Exchange Securities; and to the best of the Company’s and each Guarantor’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
          (ii) No relationship, direct or indirect, required to be described in an issuer’s registration statement pursuant to Item 404 of Regulation S-K, exists between or among the Company or any of its subsidiaries on the one hand, and the directors, officers, shareholders, other affiliates, customers or suppliers of the Company or any of its subsidiaries, on the other hand, that has not been described in the Pricing Disclosure Package and the Offering Memorandum.
          (jj) There are no legal or governmental proceedings or contracts or other documents that would be required to be described in a registration statement filed under the Act that have not been described in the Pricing Disclosure Package Memorandum and the Offering Memorandum.
          (kk) No labor disturbance by the employees of the Company or any of its subsidiaries exists or, to the knowledge of each of the Company and the Guarantors, is imminent; and there are no significant unfair labor practice complaints pending against the Company or any of its subsidiaries or, to the best of the Company’s and each Guarantor’s knowledge, threatened against any of them; in each case, which could reasonably be expected to have a Material Adverse Effect
          (ll) The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any Guarantor would have any liability; neither the Company nor any Guarantor has incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” (as defined in ERISA) or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Guarantor would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
          (mm) Except where the failure to make such required filings or payments could not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries have filed all United States, federal, state and local income and franchise tax returns required to be filed through the date hereof, and have paid all taxes, penalties and interest, assessments, fees and other charges due thereon, other than (i) those that are being contested in good faith and for which reserves have been provided in accordance with GAAP or (ii) those currently payable without penalty or interest, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries that has had (nor does the Company or any of its subsidiaries have any knowledge of any tax deficiency that could have reasonably be expected to have) a Material Adverse Effect.
          (nn) From the date of the Pricing Disclosure Package through the date hereof, neither the Company nor any Guarantor has (i) issued or granted any securities (other than in connection with the exercise of stock options pursuant to equity compensation awards granted by the Company), (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.
          (oo) Except as otherwise disclosed in the Pricing Disclosure Package and the Offering Memorandum, the Company maintains a system of accounting controls with respect to each of the Company and its subsidiaries that is in compliance with the Sarbanes-Oxley Act of 2002, including any related rules and regulations promulgated by the Commission thereunder (the “Sarbanes-Oxley Act”) and is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of their consolidated financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to their assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (pp) Neither the Company nor any of its subsidiaries (i) is in violation of its charter, by-laws or operating agreement, as the case may be, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, agreement covenant, condition or other obligation contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any law, ordinance, administrative or governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain or maintain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, which defaults and violations, in the case of clauses (ii) and (iii) above, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (qq) Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          (rr) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
          (ss) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          (tt) The Company has not knowingly taken and will not take any action or omitted and will not omit to take any action (including but not limited to issuing any press release relating to any securities without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilisation safe harbour provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the “FSMA”).

          (uu) Except for such matters as could not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and all of its subsidiaries (or, to the knowledge of the Company or any of its subsidiaries, any of their respective predecessors in interest) (1) are conducting and have conducted their businesses, operations and facilities in compliance with Environmental Laws (as defined below); (2) possess, and are in compliance with, any and all permits, licenses or registrations required under Environmental Law (“Environmental Permits”); (3) have not required or will not require expenditures or have not incurred or will not incur liabilities or obligations to maintain such compliance with Environmental Law or their Environmental Permits or to investigate, correct, remediate, clean up, abate, remove or monitor any Hazardous Substance (as defined below); and (4) are not subject to any pending or, to the best knowledge of the Company or any of its subsidiaries, threatened claim or other legal proceeding under any Environmental Laws or with respect to any Environmental Permit against the Company or its subsidiaries nor has the Company or any of its subsidiaries received any notice of any such claim or legal proceeding, and have not been named as a “potentially responsible party” under or pursuant to any Environmental Law. As used in this paragraph, “Environmental Laws” means any and all applicable federal, state, local, and foreign laws, ordinances, regulations and common law, or any administrative or judicial order, consent, decree or judgment thereof, relating to pollution or the protection of human health or the environment, including, without limitation, those related to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, arranging for or permitting the disposal, transport or handling of Hazardous Substances, or (iii) the investigation, remediation or cleanup of any Hazardous Substances. As used in this paragraph, “Hazardous Substances” means pollutants, contaminants or hazardous, dangerous, toxic, biohazardous or infectious substances, materials or wastes, or any other chemical substance regulated under Environmental Laws, including, without limitation, petroleum products or byproducts, asbestos and polychlorinated biphenols.
          (vv) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.
          (ww) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or other) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor, or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering (1) the downgrading, suspension, or withdrawal of, or review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (2) any change in the outlook for any rating of the Company, any Guarantor or any securities of the Company or any Guarantor.

          (xx) The statements set forth in the Pricing Disclosure Package and the Offering Memorandum under the captions “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Securities, the Indenture and the Registration Rights Agreement and under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “U.S. Federal Tax Considerations,” “Certain Relationships and Related Person Transactions”, “Description of Other Indebtedness” and “Notice to Investors”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.
          (yy) Prior to the date hereof, neither the Company, the Guarantors nor any of their respective affiliates nor any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation) has taken any action that is designed to or that has constituted or that might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company or the Guarantors in connection with the offering of the Securities.
          (zz) The minute books and records of the Company and its subsidiaries relating to proceedings of their respective shareholders, boards of directors, and committees of their respective boards of directors made available to Milbank, Tweed, Hadley & McCloy LLP, counsel for the Initial Purchasers, are their original minute books and records or are true, correct and complete copies thereof, with respect to all proceedings of said shareholders, boards of directors and committees since January 1, 2006 through the date hereof. In the event that definitive minutes have not been prepared with respect to any proceedings of such shareholders, boards of directors or committees, the Company has provided to Milbank, Tweed, Hadley & McCloy LLP with originals or true, correct and complete copies of draft minutes or written agendas relating thereto, which drafts and agendas, if any, reflect all material events that occurred in connection with such proceedings.
          (aaa) The Company has established and maintains with respect to each of the Company and its subsidiaries disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company and its consolidated subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the Commission, and (iii) except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, are effective in all material respects to perform the functions for which they were established.
          (bbb) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which would materially adversely affect the ability of the Company or any of its subsidiaries to record, process, summarize and report financial data or any material weaknesses in internal controls, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries.
          (ccc) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no material changes in internal controls over financial reporting that would significantly affect internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.
          (ddd) The indebtedness represented by the Securities is being incurred for proper purposes and in good faith and the Company and the Guarantors (taken as a whole) will be on the Closing Date (after giving effect to the application of the proceeds from the issuance of the Securities) solvent, and will have on the Closing Date (after giving effect to the application of the proceeds from the issuance of the Securities) sufficient capital for carrying on their respective businesses and will be on the Closing Date (after giving effect to the application of the proceeds from the issuance of the Securities) able to pay their respective debts as they mature.
          (eee) To the knowledge of each of the Company and the Guarantors, no action has been taken and no law, statute, rule or regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the execution, delivery and performance of any of the Operative Documents, the issuance of the Securities, or suspends the sale of the Securities in any jurisdiction referred to in Section 5(h) hereof; and no injunction, restraining order or other order or relief of any nature by a federal or state court or other tribunal of competent jurisdiction has been issued with respect to the Company or any of its subsidiaries which would prevent or suspend the issuance or sale of the Securities in any jurisdiction referred to in Section 5(h) hereof.
          (fff) The Company and each of its subsidiaries have such permits, certificates, licenses, consents, exemptions, franchises, authorizations and other approvals (each, subject to the exception set forth in this sentence, an “Authorization”) of, and have made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, including without limitation, under any applicable Environmental Laws, as are necessary to own, lease, license and operate their respective properties and to conduct their business in the manner described in the Pricing Disclosure Package and the Offering Memorandum, except where the failure to have any such Authorization or to make any such filing or notice could not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Authorization is valid and in full force and effect and the Company and each of its subsidiaries are in compliance in all material respects with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and to the Company’s knowledge, no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such

Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Company and each of its subsidiaries; except where such failure to be valid and in full force and effect, or to be in compliance or the occurrence of any such event or the presence of any such restriction could not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (ggg) The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act.
          (hhh) Neither the Company nor any Guarantor has sold or issued any securities that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Act, the rules and regulations thereunder or the interpretations thereof by the Commission. The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Securities or any substantially similar security issued by the Company or any Guarantor, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Act.
     The Company and the Guarantors each acknowledge that the Initial Purchasers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 7 hereof, counsel to the Company and the Guarantors and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.
     3. Purchase of the Securities by the Initial Purchasers, Agreements to Sell, Purchase and Resell.
          (a) The Company and the Guarantors, jointly and severally hereby agree, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company and the Guarantors herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company at a purchase price of 97.25% of the principal amount of the Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. Neither the Company nor the Guarantors shall be obligated to deliver any of the Securities to be delivered hereunder except upon payment for all of the Securities to be purchased as provided herein.

          (b) Each of the Initial Purchasers, severally and not jointly hereby represents and warrants to the Company that it will offer the Securities for sale upon the terms and conditions set forth in this Agreement, in the Pricing Disclosure Package and the Offering Memorandum. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Company that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities; (ii) is purchasing the Securities pursuant to a private sale exempt from registration under the Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Securities only from, and will offer to sell the Securities only to, the Eligible Purchasers in accordance with this Agreement, Rule 144A or Rule 903 under the Act and on the terms contemplated by the Pricing Disclosure Package and the Offering Memorandum; and (iv) will not offer or sell the Securities, nor has it offered or sold the Securities by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and, with respect to Securities sold outside the United States to non-U.S. purchasers in reliance on Regulation S under the Act, will not engage in any directed selling efforts within the meaning of Rule 902 under the Act, in connection with the offering of the Securities. The Initial Purchasers have advised the Company that they will offer the Notes to Eligible Purchasers at a price initially equal to 99.50% of the principal aggregate amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such prices may be changed by the Initial Purchasers at any time thereafter without notice.
                    Each of the Initial Purchasers understands that the Company, the Guarantors and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c) and (d) hereof, counsel to the Company and the Guarantors and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.
     4. Delivery of the Securities and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Securities shall be made at the office of Milbank, Tweed, Hadley & McCloy LLP at One Chase Manhattan Plaza, New York, New York 10005, at 9:00 A.M., New York City time, on the Closing Date. The place of closing for the Securities and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.
                    The Securities will be delivered to the Initial Purchasers, or the Trustee as custodian for DTC, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds to such account or accounts as the Company shall specify to Lehman Brothers Inc. prior to the Closing Date, by causing DTC to credit the Securities to the account of the Initial Purchasers at DTC. The Securities will be evidenced by one or more global securities in definitive form (the “Global Securities”) and will be registered, in the case of the Global Securities, in the name of Cede & Co. as nominee of DTC pursuant to the DTC Agreement, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30 A.M., New York City time, on the second business day preceding the Closing Date. The Securities to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date or as otherwise agreed upon between the Company and the Initial Purchasers.
     5. Agreements of the Company and the Guarantors. The Company and the Guarantors, jointly and severally, agree with each of the Initial Purchasers as follows:
          (a) As promptly as practicable after the Time of Execution and, in any event, not later than the second business day following the date hereof, the Company and the Guarantors will prepare and deliver to each Initial Purchaser the Offering Memorandum, which shall be materially consistent with the Preliminary Offering Memorandum, as modified only by the information contained in the Pricing Supplement.
          (b) The Company and the Guarantors will furnish to the Initial Purchasers, without charge, such number of copies of the Pricing Disclosure Package and the Offering Memorandum and any amendments or supplements thereto as they may then be amended or supplemented as they may reasonably request.
          (c) To advise the Initial Purchasers promptly and, if requested by the Initial Purchasers, to confirm such advice in writing, (i) of the issuance by the Commission or any state securities commission of any stop order or order suspending the qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose by the Commission or any state securities commission or other regulatory authority, and (ii) the happening of any event that makes any statement of a material fact made in the Pricing Disclosure Package or the Offering Memorandum untrue or which requires the making of any additions to or changes in the Pricing Disclosure Package or the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall use all commercially reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws and, if at any time any state securities commission shall issue any stop order suspending the qualification or exemption of the Securities under any state securities or Blue Sky laws, the Company shall use all commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.
          (d) Neither the Company nor any of the Guarantors will make any amendment or supplement to the Pricing Disclosure Package. Each the Company and the Guarantors will not make any amendment or supplement to the Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing and the Initial Purchasers have provided prior written consent, which consent will not be unreasonably withheld.

          (e) The Company and the Guarantors consent to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Securities are offered by the Initial Purchasers and by dealers, prior to the date of the Offering Memorandum, of each Pricing Disclosure Package so furnished by the Company and the Guarantors. The Company and each of the Guarantors consent to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Securities are offered by the Initial Purchasers and by all dealers to whom Securities may be sold, in connection with the offering and sale of the Securities.
          (f) If, at any time prior to completion of the distribution of the Securities by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company, any of the Guarantors or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum does not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any applicable law, the Company and the Guarantors will prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.
          (g) The Company and each of the Guarantors will cooperate with the Initial Purchasers and their counsel in connection with the qualification of the Securities for offering and sale by the Initial Purchasers and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resales of the Securities by the Initial Purchasers and by dealers; provided that in no event shall the Company or any Guarantor be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general service of process in suits or taxation in respect of doing business in any jurisdiction where it is not now so subject.
          (h) For a period of 90 days from the date of the Offering Memorandum, the Company and each of its subsidiaries agree not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition in the future of), any debt securities of the Company, the Guarantors or any of their respective subsidiaries, except (i) in exchange for the Exchange Securities in connection with the Exchange Offer, (ii) borrowings under existing Credit Agreement or (iii) with the prior consent of Lehman Brothers Inc. (which consent may be withheld in the sole discretion of Lehman Brothers Inc.).

          (i) So long as any of the Securities are outstanding, the Company and the Guarantors will furnish to the Initial Purchasers (i) unless publicly available, a copy of each report of the Company or any Guarantor mailed to the shareholders generally or filed with any stock exchange or regulatory body and (ii) from time to time such other information concerning the Company and the Guarantors and their subsidiaries as the Initial Purchasers may reasonably request.
          (j) If this Agreement terminates or is terminated after execution and delivery pursuant to any provisions hereof or if this Agreement is terminated by the Initial Purchasers, in each case, because of any failure or refusal on the part of the Company or any Guarantor to comply with the terms or fulfill any of the conditions of this Agreement, the Company and the Guarantors agree to reimburse the Initial Purchasers for all out-of-pocket expenses (including reasonable fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection herewith, but without any further obligation on the part of the Company or the Guarantors for loss of profits or otherwise. Notwithstanding the foregoing, the Company and the Guarantors shall not be required to reimburse the Initial Purchasers if this Agreement is terminated as a result of the conditions in Section 9 hereof not being satisfied.
          (k) The Company will apply the net proceeds from the sale of the Securities to be sold by it hereunder substantially in accordance with the description set forth in the Pricing Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”
          (l) Except as stated in this Agreement and in the Pricing Disclosure Package and the Offering Memorandum, neither the Company, the Guarantors nor any of their respective affiliates has taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Securities of the Company or any of the Guarantors to facilitate the sale or resale of the Securities. Except as permitted by the Act, neither the Company, the Guarantors nor any of their subsidiaries will distribute any offering material in connection with the Exempt Resales.
          (m) The Company and the Guarantors will use their reasonable best efforts to permit the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages (PORTALSM) Market (the “PORTALSM Market”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTALSM Market and to permit the Securities to be eligible for clearance and settlement through DTC.
          (n) Until the earlier of two years after the Closing Date or such time as all the Securities are registered under the Act, the Company and the Guarantors will not, and will not permit any of their “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

          (o) Each of the Company and its subsidiaries agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Securities.
          (p) In connection with the offering of the Securities, until the Initial Purchasers shall have notified the Company of the completion of the resale of the Securities, the Company and the Guarantors will not, and will use their reasonable best efforts to cause its controlled affiliates not to, either alone or with one or more other persons, offer or sell the Securities in the United States (i) by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act or (ii) with respect to any such securities sold in reliance on Rule 903 under the Act, by means of any directed selling effort within the meaning of Rule 902 under the Act or otherwise in violation of the offering restriction requirements of Regulation S under the Act.
          (q) The Company and each of the Guarantors agree to comply with all the terms and conditions of the Registration Rights Agreement and all agreements set forth in the representation letter of the Company and the Guarantors to DTC relating to the approval of the Securities by DTC for “book entry” transfer.
          (r) The Company and each of the Guarantors will take such steps as shall be necessary to ensure that neither the Company nor any of the Company’s subsidiaries is required to register as an “investment company” within the meaning of such term under the 1940 Act.
          (s) Each of the Company and the Guarantors will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Securities.
     6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated the Company and the Guarantors, jointly and severally, agree to pay the following costs and expenses and all other costs, expenses, fees and taxes incident to the performance by the Company and the Guarantors of their obligations hereunder, including: (i) the preparation, printing, filing and distribution of the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of the Operative Documents, all Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than reasonable fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky Memoranda as described in clause (iv) below); (iii) the issuance and delivery by the Company of the Notes and by the Guarantors of the Guarantees and any taxes payable in connection therewith; (iv) the qualification of the Securities and Exchange Securities for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (v) the furnishing of such copies of the Pricing Disclosure Package and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested by the Initial Purchasers for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Securities (including, without limitation, printing and engraving thereof); (vii) the application for quotation of the Securities in the PORTALSM Market (including all disbursements and listing fees); (viii) the approval of the Securities by DTC for “book-entry” transfer; (ix) the rating of the Securities and the Exchange Securities; (x) the fees and expenses of the Trustee, any agent of the Trustee and the reasonable fees of counsel for Trustee in connection with the relevant Operative Documents and any related documents; (xi) all reasonable expenses incurred in connection with meeting prospective investors and any other “road show” expenses (including the costs of any airplane travel); and (xii) the performance by the Company and the Guarantors of their other obligations under this Agreement.
     7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers to purchase the Securities pursuant to Section 3(a) hereof are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company and the Guarantors contained herein, to the performance by the Company and the Guarantors of their respective obligations hereunder, and to each of the following additional terms and conditions:
          (a) No Initial Purchaser shall have discovered and disclosed to the Company on or prior to the Closing Date that the Pricing Disclosure Package as of the Time of Execution or the Offering Memorandum, as amended or supplemented, contains an untrue statement of a fact that, in the opinion of Milbank, Tweed, Hadley & McCloy LLP, is material or omits to state a fact that, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.
          (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement and the other Operative Documents, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.
          (c) Cadwell Sanford Deibert & Garry LLP shall have furnished to the Initial Purchasers its written opinion, as special South Dakota counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit B hereto.

          (d) Faegre & Benson, LLP shall have furnished to the Initial Purchasers its written opinion, as special counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit C hereto.
          (e) The Initial Purchasers shall have received from Milbank, Tweed, Hadley & McCloy LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Securities, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantors shall have furnished to such counsel such documents and information as they reasonably request for the purpose of enabling them to pass upon such matters.
          (f) The Initial Purchasers shall have received from McGladrey & Pullen LLP a “comfort” letter relating to the Pricing Disclosure Package and the Offering Memorandum addressed to the Initial Purchasers and dated as of the date hereof, in form and substance satisfactory to the Initial Purchasers, (i) confirming that they are independent registered public accountants within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package and the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information presented in the Pricing Disclosure Package and the Offering Memorandum and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort” letters to initial purchasers in connection with offerings similar to the offering of the Securities in connection with registered public offerings.
          (g) In addition, McGladrey & Pullen LLP shall have furnished to the Initial Purchasers a letter of such accountants, addressed to the Initial Purchasers and dated the Closing Date, in the form of the “comfort” letter delivered on the date hereof, except that it shall (i) state, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package and the Offering Memorandum, as of a date not more than five days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information presented in the Pricing Disclosure Package and the Offering Memorandum and other matters covered by the “comfort” letter and (ii) confirm in all material respects the conclusions and findings set forth in the “comfort” letter.
          (h) Each of the Company and each Guarantor shall have delivered to the Initial Purchasers a certificate, dated the Closing Date and delivered on behalf of the Company and each such Guarantor by its Chief Executive Officer and its Chief

Financial Officer, in form and substance satisfactory to the Initial Purchasers, to the effect that:
          (i) the representations, warranties and agreements of such party in Section 2 are true and correct as of the Closing Date, each such party has complied in all material respects with all of its agreements contained herein and each of the Company and each Guarantor has fulfilled all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;
          (ii) neither the Company or the Guarantors nor any of their respective subsidiaries has sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum; and, since such date, there has not been any change in the shareholders’ equity or other ownership interest or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or other, shareholders’ equity or other ownership interests, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum; and
          (iii) such officer has carefully examined the Pricing Disclosure Package and the Offering Memorandum and, in such officer’s opinion, (A) neither the Pricing Disclosure Package, as of the Time of Execution and as of the Closing Date, nor the Offering Memorandum, as of its date and as of the Closing Date, contained any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) since the Time of Execution, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package or the Offering Memorandum.
          (i) The Company and each Guarantor shall have delivered to the Initial Purchasers a secretary’s certificate reasonably satisfactory to the Initial Purchasers which will include, but not be limited to, the following documents with respect to the Company or such Guarantor: (i) charter or limited liability company agreement, as the case may be, (ii) by-laws or operating agreement, as the case may be, (iii) resolutions and (iv) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdiction as the Initial Purchasers may reasonably request.
          (j) Subsequent to the Time of Execution (i) no downgrading shall have occurred in the rating accorded the Company’s or any Guarantor’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the rules and regulations and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.
          (k) The Securities shall have been designated for trading on The PORTALSM Market.
          (l) The Company and the Guarantors shall have executed and delivered the Registration Rights Agreement, and the Initial Purchasers shall have received duly executed copies thereof.
          (m) The Company, the Guarantors and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received duly executed copies thereof.
          (n) There shall exist at and as of the Closing Date, no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under any Operative Document as in effect at the Closing Date.
          (o) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum; and, since such date, there has not been any change in the shareholders’ equity or other ownership interest or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or other, shareholders’ equity or other ownership interests, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole otherwise than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum.
          (p) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company or any Guarantor on any exchange or in the over-the-counter market, has been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency if, in the judgment of the Initial Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity, crisis or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Notes; or (v) the occurrence of any other calamity, crisis (including, without limitation, as a result of terrorist activities), or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with offering or delivery of the Securities being delivered on the Closing Date or that, in the judgment of the Initial Purchasers, would materially and adversely affect the financial markets or the markets for the Securities and other debt securities.
          (q) The Initial Purchasers shall have received such other documents as the Initial Purchasers may reasonably request.
                    All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.
     8. Indemnification and Contribution.
          (a) The Company and each Guarantor, hereby agree, jointly and severally, to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Securities), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of any material fact contained (A) in any Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky application or other document prepared or executed by the Company or any Guarantor (or based upon any written information furnished by the Company or any Guarantor) specifically for the purpose of qualifying any or all of the Securities under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) in any written materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations provided to investors by the Company (whether in person or electronically), (ii) the omission or alleged omission to state in any Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Securities or the offering contemplated hereby, and that is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company and the Guarantors shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Pricing Disclosure Package or Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Initial Purchasers by or on behalf of any Initial Purchaser specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability that the Company or the Guarantors may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.
          (b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, each Guarantor, their respective officers and employees, each of their respective directors, and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, any Guarantor or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of any material fact contained (A) in any Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto, (B) in any Blue Sky Application, or (C) in any Marketing Materials or (ii) the omission or alleged omission to state in any Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application or in any Marketing Materials any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company by or on behalf of that Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 8(e). The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to the Company, any Guarantor or any such director, officer, employee or controlling person.

          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ counsel to represent jointly the Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company or any Guarantor under this Section 8, if (i) the Company, the Guarantors and the Initial Purchasers shall have so mutually agreed; (ii) the Company and the Guarantors have failed within a reasonable time to retain counsel reasonably satisfactory to the Initial Purchasers; (iii) the Initial Purchasers and their respective directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the Company and the Guarantors; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Initial Purchasers or their respective directors, officers, employees or controlling persons, on the one hand, and the Company and the Guarantors, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Company and the Guarantors. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.
          (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses) received by the Company and the Guarantors on the one hand, and the total underwriting discounts and commissions received by the Initial Purchasers with respect to the Securities purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Securities under this Agreement as set forth on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of any material fact or omission or alleged omission to state any material fact relates to information supplied by the Company or the Guarantors or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. For purposes of the preceding two sentences, the net proceeds deemed to be received by the Company shall be deemed to be also for the benefit of the Guarantors and information supplied by the Company shall also be deemed to have been supplied by the Guarantors. The Company, the Guarantors, and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale to Eligible Purchasers of the Securities initially purchased by it exceeds the amount of any damages that such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.
          (e) The Initial Purchasers severally confirm and the Company and the Guarantors acknowledge that the statements with respect to the offering of the Securities by the Initial Purchasers set forth in the second to last paragraph on the front cover of the Offering Memorandum and, the first and third sentences of the sixth paragraph, the first and second sentences of the eighth paragraph, the ninth paragraph, the sixth and seventh sentences of the eleventh paragraph in the section entitled “Plan of Distribution” in the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company or any Guarantor by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.
     9. Defaulting Initial Purchasers. If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the aggregate principal amount of the Securities that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Securities on the Closing Date if the aggregate principal amount of Securities that the defaulting Initial Purchaser agreed but failed to purchase on such date exceeds 9.09% of the total aggregate principal amount of the Securities to be purchased on the Closing Date, and the remaining non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of the Securities that it agreed to purchase on the Closing Date pursuant to the terms of Section 3 hereof. If the foregoing maximums are exceeded, the non-defaulting Initial Purchasers shall have the right, but shall not be obligated, to purchase on the Closing Date, the total aggregate amount of the Securities to be purchased on the Closing Date. If the non-defaulting Initial Purchaser does not elect to purchase the Securities that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company or any of its subsidiaries, except that the Company and the Guarantors will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11 hereof.
                    Nothing contained herein shall relieve the defaulting Initial Purchaser of any liability it may have to the Company or any Guarantor for damages caused by its default. If the non-defaulting Initial Purchaser is obligated or agrees to purchase the Securities of the defaulting or withdrawing Initial Purchaser, either the non-defaulting Initial Purchaser or the Company may postpone the Closing Date for up to seven full business days in order to effect any changes in the Offering Memorandum or in any other document or arrangement that in the opinion of counsel to the Company or counsel to the non-defaulting Initial Purchaser may be necessary.
     10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described in

Section 7(j), (p) and (q) have occurred or if the Initial Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement.
     11. Reimbursement of Initial Purchasers’ Expenses. If the Company and the Guarantors fail to tender the Securities for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company or any Guarantor to perform any agreement on their part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Company or any Guarantor is not fulfilled, the Company and each Guarantor, jointly and severally, shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Securities, and upon demand the Company or any Guarantor shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 10 by reason of the default of one or more Initial Purchasers, the Company and the Guarantors shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.
     12. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:
          (a) if to any Initial Purchaser, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Department (Fax: (212) 526-0943), with a copy to Milbank, Tweed, Hadley & McCloy LLP, Attention: John H. Cobb (Fax: (212) 822-5451), and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022;
          (b) if to the Company or any Guarantor, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to VeraSun Energy Corporation, 100 22nd Avenue, Brookings, South Dakota 57006 Attention: President (Fax: (605) 696-7250), with a copy to the General Counsel;
provided, however, that any notice to the Initial Purchasers pursuant to this Section 12 shall be delivered or sent by hand delivery, mail, telex or facsimile transmission to each such Initial Purchaser at its address set forth in its acceptance telex, overnight courier to Lehman Brothers Inc., which address will be supplied to any other party hereto by Lehman Brothers Inc. upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers Inc.
     13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of each Initial Purchaser and any person or persons who controls or control any Initial Purchaser within the meaning of

Section 15 of the Act and (B) the indemnity agreement of the Company and each Guarantor contained in Section 8(a) of this Agreement shall be deemed for the benefit of the directors, officers and employees of the Initial Purchasers and any person controlling any of the Initial Purchasers within the meaning of Section 15 of the Act; and (C) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors, officers and employees of each of the Company and the Guarantors and any person controlling the Company or the Guarantors within the meaning of Section 15 of the Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13 hereof, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     14. Survival. The respective indemnities, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of any of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.
     15. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange is open for trading and (b) “subsidiary” has the meaning set forth in Rule 405 of the rules and regulations of the Act.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of law or choices of law thereof.
     17. No Fiduciary Duty. The Company and the Guarantors acknowledge and agree that in connection with this offering and sale of the Securities or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (i) no fiduciary or agency relationship between the Company, the Guarantors and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (ii) the Initial Purchasers are not acting as advisors, experts or otherwise to either the Company or the Guarantors, including, without limitation, with respect to the determination of the terms and offering price of the Securities, and such relationship between the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Initial Purchasers may have to the Company or the Guarantors shall be limited to those duties and obligations specifically stated herein; and (iv) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Company and the Guarantors. To the extent permitted by law, the Company and the Guarantors hereby waive any claims that the Company or the Guarantors may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the issuance and sale of the Securities.

     18. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

                    If the foregoing correctly sets forth the agreement among the Company, the Guarantors, and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

VERASUN ENERGY CORPORATION

By	/s/ Danny C. Herron Name: Danny C. Herron
Title: SVP and CFO

VERASUN AURORA CORPORATION

By	/s/ Danny C. Herron Name: Danny C. Herron
Title: SVP and CFO

VERASUN FORT DODGE, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN CHARLES CITY, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN MARKETING, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN HARTLEY, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN BIODIESEL, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

Purchase Agreement

VERASUN WELCOME, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN GRANITE CITY, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

VERASUN REYNOLDS, LLC

By	/s/ Danny C. Herron

Name: Danny C. Herron
Title: SVP and CFO

Purchase Agreement

Accepted:

LEHMAN BROTHERS INC.

By	/s/ Timothy N. Hartzell

Authorized Representative
Timothy N. Hartzell
Managing Director

MORGAN STANLEY & CO. INCORPORATED

By	/s/ John D. Tyree

Authorized Representative
John D. Tyree
Executive Director

UBS SECURITIES LLC

By	/s/ Firdaus Pohowalla

Name: Firdaus Pohowalla
Title: Managing Director

By	/s/ Andrew Medvedev

Name: Andrew Medvedev
Title: Director

Purchase Agreement

SCHEDULE I

Principal
Amount of
Securities
to be
Initial Purchasers	Purchased
Lehman Brothers Inc.	$180,000,000
Morgan Stanley & Co. Incorporated	$135,000,000
UBS Securities LLC	$135,000,000

Total	$450,000,000

SCHEDULE II
LIST OF SUBSIDIARIES
VeraSun Aurora Corporation (South Dakota)
VeraSun Fort Dodge, LLC (Delaware)
VeraSun Charles City, LLC (Delaware)
VeraSun Marketing, LLC (Delaware)
VeraSun Welcome, LLC (Delaware)
VeraSun Biodiesel, LLC (Delaware)
VeraSun Hartley, LLC (Delaware)
VeraSun Granite City, LLC (Delaware)
VeraSun Reynolds, LLC (Delaware)